December 28, 2009

David Scoglio

1904 Jadewood Drive

Morrisville, NC 27560

919-235-5060

Dear Dave:

I am pleased to offer you a position as the Chief Financial Officer for Asure Software, reporting to Pat Goepel, Chief Executive Officer.  Your position with Asure Software will begin on Friday, January 1, 2010.

Your salary will be $6,000 paid semi-monthly which is equal to $144,000 a year.  In addition to your salary, effective January 1, 2010, Asure software is implementing a bonus program on Net Income or a commission/bonus plan for the position that would be defined over the next few months. The program will distribute 30% of Net Income, by year end, ratably across all employees based on a weighted average annual base salary. Details of the program will be announced January 1, 2010 and will include bonus opportunity specifics for each employee. At $1M in net income, the program is designed to approximate a 10% bonus opportunity on base salary.

In addition to your salary and bonus structure, you will be eligible for company stock which will be approved by the Asure Software Board of Directors at the end of the 2009 year.

The current payroll dates are on the 15th and last day of each month. Asure Software also provides a competitive benefits package including:  paid holidays and vacation, 401K savings plan, comprehensive medical and dental insurance which will be available to you the first of the month following your hire date.

Texas is an at-will state and employment may be terminated at any time by either the employee or employer.  Employment with Asure Software is an “at-will” relationship; that is, employees have the right to terminate their employment at any time, for any reason, with or without cause, and without notice. Asure retains the same right, and may terminate an employee’s employment at any time, for any reason with or without cause, and without notice.

Upon accepting this offer, an introductory period will occur during the first (90) days of employment. Asure Software management will be evaluating your performance to ensure a positive relationship between the employee and Asure Software.  This period will help identify that whether your performance is satisfactory and expectations on both parties are clearly defined and are being met.  This procedure in no way affects the At Will status of an employee.

This offer is contingent upon your return of the signed copy of your offer letter and a signed copy of the Non Disclosure Agreement to Asure Software no later than Thursday December 31, 2009.  To indicate your acceptance of the above-cited offer, please sign this offer letter and return it with your start date indicated.

Sincerely,

Lisa M Flynn

Office Manager

Enclosure

Date ______________________

Start Date __________

Acceptance _____________________________________

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